UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                (Amendment No. 1)

                                 Eloquent, Inc.
            ---------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
            ---------------------------------------------------------
                         (Title of Class of Securities)

                                   290140 01 2
            ---------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
            ---------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               |_| Rule 13d-1 (b)

                               |_| Rule 13d-1 (c)

                               |X| Rule 13d-1 (d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29014 01 2                   13G                           Page 2 of 4
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Clifford A. Reid
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.A.
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       2,433,314 shares*
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0 shares
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             2,433,314 shares*
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,433,314 shares*
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    12.28%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

----------
* Includes 2,108,314 shares beneficially owned directly by The Clifford A. Reid Living Trust. Reporting person is the sole trustee of The Clifford A. Reid Living Trust. Also includes 325,000 shares underlying currently exercisable stock options granted to Mr. Reid.

Item 1.

(a)     Name of Issuer:  Eloquent, Inc.

(b)     Address of Issuer's Principal Executive Offices:

                2000 Alameda de las Pulgas, Suite 100,
                San Mateo, CA 94403

Item 2.

(a)     Name of the Person Filing:

                Clifford A. Reid

(b)     Address of Principal Business Office or, if none, Residence:

                Eloquent, Inc.,
                2000 Alameda de las Pulgas, Suite 100,
                San Mateo, CA 94403

(c)     Citizenship:    U.S.A.

(d)     Title of Class of Securities:   Common Stock

(e)     CUSIP Number: 290140 01 2

Item 3.         Not Applicable

Item 4. Ownership

(a)     Amount Beneficially Owned: 2,433,314 shares*

(b)     Percent of Class: 12.28%

(c)     Number of shares as to which such person has:

        (i)    Sole power to vote or to direct the vote: 2,433,314 shares*

        (ii)   Shared power to vote or to direct the vote: 0 shares

        (iii)  Sole power to dispose or to direct the disposition of:
               2,433,314  shares*

        (iv)   Shared power to dispose or to direct the disposition of: 0 shares

Item 5.         Not applicable

Item 6.         Not applicable

Item 7.         Not applicable

Item 8.         Not applicable

Item 9.         Not applicable

Item 10.        Certification

----------
* Includes 2,108,314 shares beneficially owned directly by The Clifford A. Reid Living Trust. Reporting person is the sole trustee of The Clifford A. Reid Living Trust. Also includes 325,000 shares underlying currently exercisable stock options granted to Mr. Reid.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 10, 2001
                                     -------------------------------------------
                                                        Date

                                                /s/ Clifford A. Reid
                                     -------------------------------------------
                                                      Signature

                                                  Clifford A. Reid
                                     -------------------------------------------
                                                     Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including exhibits. Seess.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)